Exhibit 10.6

AMENDMENT 2008-1

TO THE

EMPLOYMENT AGREEMENT

THIS AMENDMENT 2008-1, dated as of December 22, 2008, between Embarq Corporation, a Delaware corporation (“Embarq”), (Embarq and its subsidiaries are collectively referred to herein as “Employer”), and Gene M. Betts (“Executive”).

RECITALS

WHEREAS, Sprint Corporation and Executive previously entered into that certain Agreement Regarding Special Compensation and Post Employment Restrictive Covenants, entered as of December 12, 1995 and effective as of such date (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with Employer;

WHEREAS, Employer previously assumed the Employment Agreement in connection with the spin-off from Sprint Nextel Corporation effective May 17, 2006;

WHEREAS, Employer and Executive desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder; and

WHEREAS, Employer and Executive desire to amend the Employment Agreement by entering into this Amendment 2008-1.

NOW, THEREFORE, the Employer and Executive hereby agree that, effective December 22, 2008, the Employment Agreement shall be amended as follows:

1. Termination by Employer: Special Compensation. Section 5 of the Employment Agreement is hereby amended in its entirety to read as follows:

“At any time, Employer may terminate Executive’s employment for any reason. If Executive’s termination is other than pursuant to Section 6, Executive shall, subject to the other provisions of this Section 5, be entitled to the following Special Compensation (as that term is defined in this Section 5) in lieu of any benefits available under any and all Employer separation plans or policies, except as noted in Section 17. If Executive’s termination is pursuant to Sections 5, 6 or 7, Executive’s obligations under Sections 11, 12, 13 and 14 hereof shall continue.

For purposes of this Agreement, “Special Compensation” shall entitle Executive to receive the following; provided, however, certain payments may be required to be delayed pursuant to Section 26(b) below:

(a) Executive shall continue to receive for a period of eighteen (18) months from Executive’s date of termination (the “Severance Period”), his base annual salary at the rate in effect on the date of termination. Payments of base annual salary during the Severance Period shall be paid pursuant to Employer’s normal payroll practices, with the first payment being paid on the first payroll date following Executive’s date of termination.

(b) Executive shall receive a bonus, based on actual performance results, up to the target amount, under Employer’s Short-Term Incentive program throughout the Severance Period, provided that the amount, if any, payable under the Short-Term Incentive program for the particular award period that includes the last day of the Severance Period shall be multiplied by a fraction, the numerator of which is the number of months in the Severance Period that fall within the award period and the denominator of which is the total number of months in such award period. The amount payable (if any) under this Section 5(b) shall be paid at the time and in the form specified in the Short-Term Incentive program.

(c) Executive shall receive an award under the Employer’s Long-Term Incentive program, pro rated based on Executive’s last day worked, exclusive of any Severance Period, determined in accordance with the terms of said program. The amount payable (if any) under this Section 5(c) shall be paid at the time and in the form specified in the Long-Term Incentive program.

(d) Executive shall be entitled to an acceleration of vesting of stock options or restricted stock in accordance with the relevant provisions of Executive’s Stock Option Agreement or Restricted Stock Agreement, as applicable.

(e) Executive shall receive any qualified or nonqualified retirement benefits as specified in such plans maintained by Employer pursuant to which Executive is or was a participant and is entitled to a benefit. Such benefits shall be provided in accordance with the terms of the applicable plans.

(f) Executive shall be entitled to continue to receive health and dental benefits under Employer’s health and dental plans throughout the Severance Period at the level in effect immediately prior to Executive’s date of termination. Executive shall pay to Employer on the last day of each month preceding the month that the health and dental coverage continuation shall be provided, the full cost of the monthly premiums equal to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) cost of continued health and dental coverage under the health and dental plans of Employer. The first such payment shall be paid to Employer on the last day of the month in which Executive’s date of termination occurs. Executive shall receive a monthly reimbursement payment during the Severance Period, on the first payroll date of each month, equal to the monthly COBRA cost of continued health and dental coverage under the health and dental plans of Employer, less the amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee. Reimbursements under this Section 5(f) shall commence on the first payroll date occurring in the month following the month in which Executive’s date of termination occurs and, except as provided in Section 5(l) below, shall continue until the end of the Severance Period. The COBRA continuation coverage period under Section 4980B of the Code shall begin coincident with (i) the first day of the month following the last day of the Severance Period, or (ii) the first day of the month following the commencement of coverage with another employer, whichever occurs first. Any long-term disability or short-term disability benefits provided to Employee cease on the last day worked.

(g) Executive shall be entitled to convert his life insurance coverage upon termination of employment. Executive shall pay Employer on the last day of the quarter preceding the quarter that such life insurance coverage shall be provided an amount equal to the cost of the quarterly premiums to maintain such converted life insurance coverage. The first such payment shall be paid to Employer on the last day of the calendar quarter in which Executive’s date of termination occurs. Executive shall receive from Employer a quarterly reimbursement payment during the Severance Period in an amount equal to the premium cost that Executive will incur during the quarter to maintain life insurance coverage under the converted policy. Such quarterly reimbursement payments under this Section 5(g) shall commence on the first payroll date of the first calendar quarter following the calendar quarter in which Executive’s date of termination occurs and, except as provided in Section 5(l) below, shall continue until the end of the Severance Period.

(h) During Severance Period, except as provided in Section 5(l) below, Employer shall pay the cost of outplacement services for Executive at the outplacement agency designated by Employer and in accordance with Employer’s procedures regarding outplacement services. Any cash payment due for provision of outplacement services in accordance with this Section 5(h) shall be paid by Employer directly to the outplacement agency.

(i) Executive shall receive a lump sum cash payment equal to the value of all applicable executive perquisites (other than country club membership dues and accrual of vacation) in effect on Executive’s date of termination as if they were provided to Executive during the Severance Period. Any such lump sum cash payment shall be paid by Employer on the first payroll date following Executive’s date of termination.

(j) Executive shall receive a lump sum cash payment equal to the value of any accrued but unused vacation for the calendar year in which Executive’s date of termination occurs. Any such lump sum cash payment shall be paid on the first payroll date following Executive’s date of termination.

(k) All payments pursuant to this Section shall be subject to applicable federal and state income and other withholding taxes. On each date on which a payment (if any) is made under subsections (f) and (g) above in this Section 5, Employer shall pay Executive an additional amount in a lump sum cash payment equal to the federal, state and local income and payroll taxes that Executive incurs on the amount paid under subsections (f) and (g) above or this subsection (k) in this Section 5. The foregoing gross-up payment shall be made with respect to each payment (if any) under subsections (f), (g) and (k) of this Section 5 and shall cease when payments under subsections (f) and (g) cease.

(l) Notwithstanding the above, Employer’s obligation to provide payments in subsections (f), (g) and (h) of this Section 5 shall cease upon the earlier of (x) Executive ceasing to pay when due the premiums charged by Employer for the applicable benefits; or (y) Executive obtaining full-time employment with a new employer. Within 30 days of Executive’s commencement of full-time employment with another employer, Executive shall provide Employer written notice of such employment. Nothing in this Section 5(l) shall affect Executive’s right to pay for his own COBRA continuation coverage in accordance with Section 4980B of the Code. In all events, Executive’s right to receive severance and/or other benefits pursuant to this Section 5 shall cease immediately in the event that Executive is reemployed by Employer or an affiliate or Executive breaches his Confidential Information Covenant (as defined in Section 11 hereof), or breaches Sections 12, 13 or 14 hereof. In all cases, Employer’s rights under Section 15 shall continue.

(m) The payments and benefits provided for in this Section shall be in addition to all other sums then payable and owing to Executive hereunder and, except as expressly provided herein, shall not be subject to reduction for any amounts received by Executive for employment or services provided after termination of employment hereunder, and shall be in full settlement and satisfaction of all Executive’s claims and demands.”

2. Resignation Following Constructive Discharge. Section 7 of the Employment Agreement is hereby amended in its entirety to read as follows:

“If at any time, except in connection with a termination pursuant to Section 5, 6, or 8, Executive is Constructively Discharged (as that term is defined below in this Section 7), then Executive shall be entitled to the compensation and benefits as if such employment were terminated pursuant to Section 5 of this Agreement.

For purposes of this Agreement, the Executive shall be “Constructively Discharged” upon the occurrence of any one of the following events:

(a) A material diminution in Executive’s authority, duties, responsibilities, status or reporting relationship; or

(b) A material diminution in Executive’s targeted total compensation (i.e., a reduction of more than 10%) (other than across-the-board reductions similarly affecting all officers of Embarq Corporation (“Embarq”));

provided, however, in each case, Executive must provide Employer with written notice of termination on account of Constructive Discharge identifying the event or omissions constituting the reason for a Constructive Discharge within 60 days following the initial occurrence of such event or omission. Employer shall have an opportunity, but shall have no obligation, to cure the event or omission constituting Constructive Discharge within a period of 30 days from receipt of such notice from Executive. If Employer does not cure the event or omission constituting Constructive Discharge, Executive’s employment shall terminate on the first business day immediately following the expiration of the 30-day cure period, unless Employer designated an earlier termination date during the cure period.”

3. Effect of Change in Control. Section 8 of the Employment Agreement is hereby amended in its entirety to read as follows:

“In the event that within one year of a Change in Control (as that term is defined in this Section 8) Executive’s employment is terminated:

(a) by the Employer other than pursuant to Section 6;

(b) by Executive pursuant to Section 7 hereof; or

(c) by Executive on account of a material change in the geographic location where Executive must perform services for Employer to a location outside of the Kansas City metropolitan area, except for required travel on business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Change in Control;

then Executive shall be entitled to the Special Compensation described in Section 5 and shall be bound by Section 11, but shall not have any continuing obligations under Sections 12, 13, and 14, except as otherwise required by common law or statute.

Notwithstanding the foregoing, termination on account of Section 8(c) will be effective only if Executive provides Employer with written notice of termination within 60 days following the initial requirement by Employer that Executive incur a material change in the geographic location where he performs services for Employer. Employer shall have an opportunity, but shall have no obligation, to cure the event within a period of 30 days from receipt of such notice from Executive. If Employer does not cure the event specified in Section 8(c), Executive’s employment shall terminate on the first business day immediately following the expiration of the 30-day cure period, unless Employer designated an earlier termination date during the cure period.”

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of Embarq or any of its affiliates, and other than Embarq or a corporation owned, directly or indirectly, by the stockholders of Embarq in substantially the same proportions as their ownership of stock of Embarq, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Embarq representing 20% or more of the combined voting power of Embarq’s then outstanding securities, or

(ii) during any period of two consecutive years (not including any period prior to the date of this Agreement), incumbent members cease for any reason to constitute a majority of the members of the Board of Directors of Embarq;

A member of the Board of Directors of Embarq shall be an “incumbent member” if such individual is as of the date of this Agreement or at the beginning of the applicable two consecutive year period a member of the Board of Directors of Embarq, and any new director after the date of this Agreement (other than a director designated by person who has entered into an agreement to effect a transaction described in subparagraph (i) above) whose election to the Board or nomination for election by the stockholders of Embarq was approved by a vote of at least two-thirds of the directors still in office who either were directors as of the date hereof or as of the first day of the applicable two consecutive year period or whose election or nomination for election was previously so approved.”

4. Section 409A of the Code. A new Section 26 is hereby added to the Employment Agreement to read in its entirety as follows:

“26. Section 409A of the Code.

(a) Interpretation – Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of any payment.

(b) Payment Delay – To the maximum extent permitted under Section 409A of the Code, the cash severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if on the date of Executive’s termination of employment Employer’s stock (or stock of any other company required to be aggregated with Employer for purposes of Section 409A of the Code) is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board of Directors (or its delegate) in its discretion in accordance with its “specified employee” determination policy, then all severance payments payable to Executive under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code and payable within six months following Executive’s “separation from service” shall be postponed for a period of six months following Executive’s “separation from service” with Employer. The postponed amounts shall be paid to Executive in a lump sum within 30 days after the date that is six months following Executive’s “separation from service” with Employer. If Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after Executive’s death.

(c) Reimbursements – All reimbursements and provision of in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or the amount of in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense or provision of in-kind benefits will be made on or before the last day of the taxable year following the year in which the expense is incurred or payment becomes due, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.”

5. All references to “Sprint” are hereby deemed to be to “Embarq Corporation” in the Employment Agreement to reflect the spin-off transaction and assumption of the Employment Agreement referenced above in the Recitals.

6. In all respects not modified by this Amendment 2008-1, the Employment Agreement is hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Employer and Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

EMBARQ CORPORATION

By:	/s/ E. J. Holland, Jr.
Name:	E.J. Holland, Jr.
Title:	SVP H.R. & Communications

EXECUTIVE

/s/ Gene M. Betts
Gene M. Betts

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